                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                     DUPONT PHOTOMASKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
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
                            DUPONT PHOTOMASKS, INC.
                           131 OLD SETTLERS BOULEVARD
                            ROUND ROCK, TEXAS 78664
                                  512-310-6500

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD OCTOBER 26, 1998
                            ------------------------

To the Stockholders of
  DUPONT PHOTOMASKS, INC.

    Notice is hereby given that the 1998 Annual Meeting of Stockholders of DuPont Photomasks, Inc. (the "Company") will be held in the San Jacinto East Room of the Four Seasons Hotel, 98 San Jacinto Blvd., Austin, Texas 78701, on Monday, October 26, 1998 at 10:00 a.m. Austin time, and any adjournment thereof, for the following purposes:

    (1) To elect eight directors to the Board of Directors;

    (2) To approve the adoption of the 1998 Employee Stock Purchase Plan;

    (3) To approve the adoption of the Second Amended and Restated Non-employee Directors Stock Option Plan;

    (4) To ratify the selection of independent accountants; and

    (5) To transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors recommends election of the nominees for directors, the approval of the adoption of the 1998 Employee Stock Purchase Plan, the approval of the adoption of the Second Amended and Restated Non-employee Directors Stock Option Plan and the ratification of the selection of independent accountants named in the accompanying Proxy Statement.

    E.I. du Pont de Nemours and Company, through its wholly-owned subsidiary, DuPont Chemical and Energy Operations, Inc., beneficially owned 10,500,000 shares of Common Stock (approximately 69% of the outstanding shares of Common Stock) on the record date and thus will be able to elect all of the nominees for directors, approve the adoption of the 1998 Employee Stock Purchase Plan, approve the adoption of the Second Amended and Restated Non-employee Directors Stock Option Plan and ratify the selection of independent accountants.

    Stockholders of record at the close of business on September 8, 1998 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited and urged to attend the meeting. Regardless of whether you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy card in the enclosed self-addressed postage-paid envelope. You may still attend and vote in person at the meeting if you wish, even though you may have submitted your proxy prior to the meeting. The Bylaws of the Company require that the holders of a majority of the outstanding shares of Common Stock of the Company entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting in person or by proxy.

    Your support for the Company is greatly appreciated.

                                          By order of the Board of Directors

                                          /S/ J. MICHAEL HARDINGER
                                          --------------------------------------

                                          J. Michael Hardinger
                                          CHAIRMAN OF THE BOARD AND CHIEF
                                          EXECUTIVE OFFICER

September 18, 1998

                            DUPONT PHOTOMASKS, INC.

                           131 OLD SETTLERS BOULEVARD
                            ROUND ROCK, TEXAS 78664

                            ------------------------

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF STOCKHOLDERS
                           OF DUPONT PHOTOMASKS, INC.

                SOLICITATION, EXERCISE AND REVOCATION OF PROXIES

    The accompanying proxy is solicited on behalf of the Board of Directors (the "Board") of DuPont Photomasks, Inc. (the "Company"), to be voted at the 1998 Annual Meeting of Stockholders of the Company (the "Annual Meeting"). The Annual Meeting will be held at the time and place and for the purposes set forth in the accompanying Notice. In addition to the original solicitation by mail, certain regular employees of the Company may solicit proxies by telephone or telecopy or in person. No specially engaged employees or solicitors will be retained for proxy solicitation purposes. All expenses of this solicitation, including the costs of preparing and mailing this Proxy Statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares, will be borne by the Company. You may vote in person at the Annual Meeting, if you wish, even though you have previously mailed in your proxy. This Proxy Statement and the accompanying proxy are being mailed to stockholders beginning on or about September 28, 1998.

    All duly executed proxies will be voted in accordance with the instructions thereon. Stockholders who execute proxies, however, retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice thereof has been given to the Secretary of the Company, unless the stockholder granting such proxy votes in person at the Annual Meeting.

                              VOTING OF SECURITIES

    The record date for the determination of stockholders entitled to vote at the Annual Meeting is September 8, 1998. As of such date, the Company had outstanding 15,293,097 shares of Common Stock, $.01 par value per share (the "Common Stock"). The Common Stock is the only class of stock of the Company outstanding and entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of Common Stock held. All votes on the proposals set forth below will be taken by ballot. For purposes of the votes on all proposals set forth below, the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the Annual Meeting. The stockholders present at the Annual Meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the number of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

                       BENEFICIAL OWNERSHIP OF SECURITIES

    The following table sets forth certain information regarding the beneficial ownership, as of the close of business on September 8, 1998, of shares of Common Stock by each person who is known to the Company to be a beneficial owner of 5% or more of the Common Stock, each current director (each of whom is a nominee), each executive officer named in the Summary Compensation Table hereinafter set forth, and all current directors and executive officers of the Company as a group. AS OF SEPTEMBER 8, 1998, E.I. DU PONT DE NEMOURS AND COMPANY ("DUPONT"), THROUGH ITS WHOLLY-OWNED SUBSIDIARY DUPONT CHEMICAL AND ENERGY OPERATIONS, INC. ("DCEO"), OWNED 10,500,000 SHARES (APPROXIMATELY 69%) OF THE COMMON

STOCK. AS A RESULT, DUPONT HAS SUFFICIENT VOTING POWER TO CONTROL THE DIRECTION AND POLICIES OF THE COMPANY, INCLUDING ANY MERGER, CONSOLIDATION OR SALE OF ALL OR SUBSTANTIALLY ALL OF THE ASSETS OF THE COMPANY, TO ELECT THE MEMBERS OF THE BOARD, AND TO PREVENT OR CAUSE A CHANGE IN CONTROL OF THE COMPANY. The Common Stock is the only class of voting securities outstanding. Unless otherwise indicated, each person or entity set forth in the table has sole investment and voting power with respect to all shares shown as beneficially owned. Shares are owned beneficially and of record, unless otherwise specified.

                                                                                          SHARES BENEFICIALLY OWNED
                                                                                          -------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                    NUMBER(2)      PERCENT
----------------------------------------------------------------------------------------  ------------  -----------
E.I. du Pont de Nemours and Company.....................................................    10,500,000(3)       68.7%
  1007 Market Street
  Wilmington, Delaware 19898
J. Michael Hardinger....................................................................       103,657       *
John L. Doyle...........................................................................        10,250       *
John W. Himes...........................................................................    10,500,000(4)       68.7%
John C. Hodgson.........................................................................    10,500,500(4)       68.7%
Gary W. Pankonien.......................................................................        12,250       *
John C. Sargent.........................................................................    10,500,300(4)       68.7%
Marshall C. Turner......................................................................         7,550       *
Susan A. Vladuchick.....................................................................    10,502,000(4)       68.7%
Preston M. Adcox........................................................................        40,847       *
Gerard Cognie...........................................................................        38,934(5)      *
Arthur W. Launder.......................................................................        28,116       *
Kenneth A. Rygler.......................................................................        19,400       *
All executive officers and directors as a group (15 persons)............................    10,805,672(4)       70.7%

------------------------

*   Less than 1%.

(1) The address for all officers and directors is 131 Old Settlers Boulevard, Round Rock, Texas 78664.

(2) Does not include shares purchasable more than 60 days after September 8, 1998 pursuant to options granted as of year end to directors and named executive officers under the Company's stock plans, as follows:

EXECUTIVE OFFICER OR DIRECTOR                                                    OPTION SHARES
-------------------------------------------------------------------------------  -------------
J. Michael Hardinger...........................................................      107,420
John L. Doyle..................................................................        8,750
Gary W. Pankonien..............................................................        8,750
Marshall C. Turner.............................................................        8,750
Preston M. Adcox...............................................................       71,806
Gerard Cognie..................................................................       31,407
Arthur W. Launder..............................................................       31,372
Kenneth A. Rygler..............................................................       25,873

(3) All 10,500,000 shares are held by DuPont's wholly-owned subsidiary, DCEO.

(4) Includes the 10,500,000 shares beneficially owned by DuPont, which Messrs. Himes, Hodgson and Sargent and Ms. Vladuchick share the right to vote.

(5) Includes 14,800 shares held by Mr. Cognie's spouse, as to which Mr. Cognie has disclaimed beneficial ownership.

                             ELECTION OF DIRECTORS
                                  (PROPOSAL 1)
                              GENERAL INFORMATION

    Eight directors are proposed to be elected at the Annual Meeting, all of whom currently are directors of the Company. The Bylaws of the Company provide for a Board of not less than one nor more than fifteen directors, with the current number set at eight. Each director will serve until the next annual meeting of stockholders or until his successor is elected and has qualified. Vacancies on the Board may be filled by the majority vote of directors then in office or by the sole remaining director.

    The persons named in the accompanying proxy may act with discretionary authority to vote for a new management nominee should any nominee named in this Proxy Statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. Unless the stockholder has specified otherwise, the persons named in the accompanying proxy will vote such stockholder's shares of Common Stock in favor of the nominees listed below.

    The Certificate of Incorporation of the Company does not permit cumulative voting. A plurality of the votes of the holders of the outstanding shares of Common Stock of the Company represented at the Annual Meeting at which a quorum is present will elect all eight directors.

                              BOARD RECOMMENDATION

    The Board believes that the election of the persons listed below as directors of the Company is in the best interest of the Company and its stockholders. The Board therefore recommends that you vote FOR the nominees and it is intended that the proxies not marked to the contrary will be so voted.

                             NOMINEES FOR DIRECTOR

    The following table sets forth the name, age (as of September 8, 1998) and current position with the Company of each person who is a nominee for election as a director of the Company.

NAME                                           AGE          CURRENT POSITION WITH THE COMPANY
------------------------------------------     ---     -------------------------------------------
J. Michael Hardinger......................         51  Chairman of the Board and Chief Executive
                                                        Officer

John L. Doyle.............................         67  Director

John W. Himes.............................         53  Director

John C. Hodgson...........................         54  Director

Gary W. Pankonien.........................         48  Director

John C. Sargent...........................         60  Director

Marshall C. Turner........................         56  Director

Susan A. Vladuchick.......................         50  Director

    J. MICHAEL HARDINGER. Mr. Hardinger is Chairman of the Board and Chief Executive Officer of the Company, positions he assumed as a part of the global realignment of the photomask business. He joined DuPont in 1970 and has served in a number of management positions with DuPont, including Vice President and General Manager of DuPont's Acrylics and Consumer Products Business from 1990 until 1993. He was Vice President--DuPont Corporate Sourcing prior to assuming his position with the Company. Mr. Hardinger is a member of the Chase Bank of Texas Austin Advisory Board of Directors and a member of the Board of Directors of the Capital of Texas Public Telecommunications Council.

    JOHN L. DOYLE. Mr. Doyle is a private consultant, having retired from the Hewlett-Packard Company in 1991. At the time of his retirement, he was Executive Vice President, Business Development with responsibility for Hewlett-Packard's integrated circuit facilities as well as acquisitions, mergers, planning, corporate purchasing, manufacturing and engineering. He was also a member of the Executive Committee. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp., a manufacturer of advanced composite materials, from July 1993 to December 1993. Hexcel Corp. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in December 1993. He is currently a director of Xilinx, Inc., and Analog Devices, Inc. He became a director of the Company in April 1996.

    JOHN W. HIMES. Mr. Himes is Vice President of Investor Relations for DuPont. He joined DuPont in 1966 and has served in a variety of business management positions, including leadership of Dacron-Registered Trademark-polyester, Advanced Composites and Industrial Polymers. Mr. Himes was responsible for Human Resources and later Business Development in Asia for DuPont. He became a director of the Company in January 1998.

    JOHN C. HODGSON. Mr. Hodgson is the Vice President/General Manager of the Photopolymer and Electronic Materials Strategic Business Unit of DuPont, a position he assumed in 1996. He has been with DuPont for 32 years and has served in a variety of management positions in the X-Ray, Electronics and Diagnostic businesses in the United States and in Geneva, Switzerland. From 1994 until assuming his current position, Mr. Hodgson served as Managing Director/General Manager of the Electronic Materials Strategic Business Unit. He became a director of the Company in April 1996.

    GARY W. PANKONIEN. Mr. Pankonien is the Chairman and Chief Executive Officer of 1st TECH Molding and a private investor. He serves as a director of Tanisys Technology, a manufacturer of memory modules, 1st TECH Molding and MagRabbit. Mr. Pankonien spent seven years at Compaq Computer Corporation where he served as the Notebook Computer Design and Operations Manager for three years. He co-developed and currently holds the patent for the first notebook computer as well as several other patents. Mr. Pankonien has over 20 years of management experience in the electronics industry and has extensive experience in off-shore operations. He became a director of the Company in April 1996.

    JOHN C. SARGENT. Mr. Sargent is a private consultant, having retired from DuPont in 1998. He joined the Treasury Department of Conoco in 1964 and worked in a number of financial management positions with Conoco both in the United States and Europe. He became Vice President and Treasurer of Conoco in 1981 and also in 1981 became Assistant Treasurer and Director of the Treasury Division of DuPont after Conoco was acquired by DuPont. He assumed the position of Vice President and Treasurer of DuPont in 1992. He became a director of the Company in December 1995.

    MARSHALL C. TURNER. Mr. Turner is an independent consultant and technology venture investor. He has also been a general partner of Taylor & Turner Associates, Ltd., the general partner of venture capital partnerships, since its inception in 1981. He has been a venture capital principal or operating executive in technology industries for 25 years, and is a former director of ten venture-backed technology companies. Mr. Turner is Vice-Chairman of the Board of the Public Broadcasting Service, and serves as a director of the Alliance Technology Fund, two privately-held companies, the George Lucas Educational Foundation, and the Smithsonian National Museum of Natural History. He became a director in April, 1996.

    SUSAN A. VLADUCHICK. Ms. Vladuchick is the Director of Operations--U.S. Region and Vice Chair of the Operations Network for DuPont. She joined DuPont in 1969 and has held a variety of management positions in research and development, human resources, and manufacturing during the course of her career, including Director of Operations for DuPont Medical Products from 1993 to 1995 and Director of Human Development and Personnel Relations from 1995 to 1997. Ms. Vladuchick currently serves on the College of Engineering & Science Advisory Board for Clemson University and is a past Alumni Trustee for Grove City College. She became a director of the Company in January 1996.

                                BOARD COMMITTEES

    The Board has appointed from among its members two standing committees of the Board.

    The Audit Committee is composed of John L. Doyle, who serves as chairperson of the committee, John C. Sargent, and Marshall C. Turner. No member of the Audit Committee may be an employee or officer of the Company or any of its subsidiaries. The functions of the Audit Committee include meeting with the independent public accountants to discuss the scope and results of their examination of the books and records of the Company and to review the internal audit department's activities, if and when established, and to discuss the adequacy of the Company's accounting and control systems, reviewing the audit schedule, and considering any issues raised by its members, the independent public accountants, the internal audit staff, the legal staff or management. Each year the Audit Committee will recommend to the full Board the name of an accounting firm to audit the financial statements of the Company.

    The Compensation Committee is composed of Gary W. Pankonien, Marshall C. Turner, and Susan A. Vladuchick, who serves as chairperson of the committee. No member of the Compensation Committee may be an employee or officer of the Company or any of its subsidiaries. The principal function of the Compensation Committee is to review and approve the corporate organization structure, review performance of corporate officers, establish overall employee compensation policies and recommend to the Board major compensation programs. The Compensation Committee also reviews and approves compensation of directors and corporate officers, including salary, bonus awards and stock option and restricted stock grants and administers the Company's stock plans and bonus plan.

    During 1998, the Board held eight meetings in person or by telephone. Members of the Board are provided with information between meetings regarding the operations of the Company and are consulted on an informal basis with respect to pending business. Such consultation from time to time leads to director action between meetings by unanimous written consent of the directors, which occurred two times during 1998. During 1998, the Compensation Committee held four meetings and the Audit Committee held four meetings. Each of the incumbent directors who was a director during the 1998 year attended no fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which such director served during the year.

          TRANSACTIONS AND RELATIONSHIP BETWEEN THE COMPANY AND DUPONT

    The Company and DuPont have entered into a number of agreements for the purpose of defining certain past, present and prospective arrangements and transactions between them. These agreements were negotiated in the context of a parent-subsidiary relationship and therefore are not the result of negotiations between independent parties. It is the intention of the Company and DuPont that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing certain mutually beneficial joint arrangements. However, because of the complexity of the various relationships between the Company and DuPont (including their subsidiaries), there can be no assurance that each of such agreements, or the transactions provided for therein, were effected on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties. The Company is only entitled to the ongoing assistance of DuPont for a limited time.

    Additional or modified arrangements and transactions may be entered into by the Company, DuPont and their respective subsidiaries in the future. Any such future arrangements and transactions will be determined through negotiation between the Company and DuPont or their respective subsidiaries, as the case may be. The Company has adopted a policy that all future agreements between the Company and DuPont and their subsidiaries will be on terms that the Company believes are no less favorable to the Company than the terms the Company believes would be available from unaffiliated parties. In that regard, the Company intends to follow the procedures provided by the Delaware General Corporation

Law, which includes a vote to affirm any such future agreements by a majority of the Company's directors who are not employees of DuPont (even though such directors may be less than a quorum).

    The following is a summary of certain past, present and prospective arrangements and transactions between the Company and DuPont.

HISTORICAL TRANSACTIONS AND REALIGNMENT OF PHOTOMASK BUSINESS

    Prior to the Realignment (as defined below), DuPont's U.S. photomask operations were conducted by DuPont Photomasks, Inc., a Texas corporation. European photomask operations were conducted by separate, wholly owned subsidiaries of DuPont in their respective countries. Photomask operations in Korea were conducted by DuPont Korea, Ltd., which was 31% owned by DuPont Photomasks, Inc. and 69% owned by DuPont and which also conducted DuPont's other non-photomask business. In connection with the consummation of the initial public offering of the Company's Common Stock, DuPont realigned its global photomask business, pursuant to which certain transactions were undertaken so that DuPont's foreign photomask operations would reside in wholly owned subsidiaries of the Company (the "Realignment").

    DuPont provided significant management functions and services, including cash management, tax administration, accounting, legal, data processing, benefit administration and other support services. The Company was charged and/or allocated expenses for 1995 and 1996 of approximately $13.1 million and $7.3 million. The costs of these services have been directly charged and/or allocated using methods that DuPont management believed were reasonable. Such charges and allocations are not necessarily indicative of the costs the Company would have incurred to obtain these services had it been a separate entity. The Company has not made a study or any attempt to obtain estimates from third parties to determine what the cost of obtaining such services from such parties may have been.

    The Company participated in DuPont's centralized cash management system prior to the Realignment. In general, the cash funding requirements of the Company were met by, and all cash generated by the Company was transferred to, DuPont. In the U.S. and France, this was accomplished under the terms of interest-bearing loan arrangements between the Company and DuPont (collectively, the "Master Notes"). The Company borrowed funds for acquisitions, capital expenditures and working capital from DuPont pursuant to the Master Notes. The interest rate charged was equal to the rate DuPont paid for its commercial paper borrowings.

ADMINISTRATIVE SERVICE AGREEMENTS

    The Company and its subsidiaries, on the one hand, and DuPont and certain DuPont subsidiaries, on the other hand, have entered into several transitional administrative service agreements (collectively, the "Administrative Service Agreements"), pursuant to which DuPont will continue to provide various services to the Company, including tax administration, computer and information systems, telecommunications and employee benefits administration.

    Each service under the Administrative Service Agreements is provided for a specified time period. However, the Company and its subsidiaries may terminate any or all services that it receives under an Administrative Service Agreement at any time upon 45 days' prior written notice. Each Administrative Service Agreement shall terminate upon the later of (i) January 1, 1999 or (ii) the date upon which DuPont owns less than 50% of the outstanding Common Stock of the Company. The Company and its subsidiaries are obligated to take all steps necessary to obtain their own administrative and support services prior to the termination of the Administrative Service Agreements.

    The Company and its subsidiaries will be obligated to pay fees established in the Administrative Service Agreements based upon the type and amount of services rendered. In addition, the Company and its subsidiaries will reimburse DuPont for any out-of-pocket expenses it incurs in connection with providing the services. The Company paid DuPont $3.9 million and $3.1 million for services provided under the Administrative Service Agreements in 1997 and 1998. With the exception of the Administrative Service Agreement entered into by the respective subsidiaries of DuPont and the Company in Korea, in the absence of gross negligence or willful or reckless misconduct, DuPont's liability for damages to the Company for any breach of DuPont's obligations under the Administrative Service Agreements is limited to payments made to DuPont thereunder. With respect to the Administrative Service Agreement covering the operations in Korea, DuPont's subsidiary is not required to provide any guarantee or warranty of any nature and cannot be held liable for any claims, damages or liabilities of any kind resulting from the furnishing of the services thereunder.

RESEARCH, DEVELOPMENT AND CONSULTING AGREEMENT

    The Company and DuPont have entered into a research, development and consulting agreement (the "Research, Development and Consulting Agreement") whereby DuPont will provide to the Company supplemental technical assistance and consulting with respect to: (i) analytical support and consulting on an as needed basis ("Analytical Support"), and (ii) research projects addressing specific Company needs ("Research Project Support"). In exchange for the Analytical Support, the Company will pay DuPont $100,000 per calendar year. In the event the costs of these services are estimated to exceed $100,000, the Company can either agree to pay additional projected costs or elect not to have DuPont provide these additional services. Compensation for Research Project Support will be determined at the time each specific project relating thereto is undertaken. The initial term of the Research, Development and Consulting Agreement expires on January 1, 2001 and automatically renews for successive one-year terms until terminated by either DuPont or the Company pursuant to certain procedures set forth in the Research, Development and Consulting Agreement.

TAX INDEMNIFICATION AGREEMENT

    The Company and DuPont have entered into a tax indemnification agreement (the "Tax Indemnification Agreement") pursuant to which the Company will pay DuPont, or DuPont will pay the Company, as appropriate, amounts in respect of taxes shown as due attributable to the operations of the Company for the period ending on the date on which the Company ceases to be a member of the DuPont consolidated group. DuPont will indemnify the Company and its subsidiaries from liability for certain matters (net of corresponding tax benefits), including (i) any federal, state or local taxes attributable to any affiliated or combined group of which the Company was a member at any time prior to June 13, 1996 and
(ii) any federal, state or local income or other tax for any period up to and including June 13, 1996. The Company will indemnify DuPont and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to the operations of the Company following June 13, 1996. In connection with the Company's sale of its 31% equity interest in DuPont Korea, Ltd. to DuPont, to the extent there is a loss, any tax benefit attributable to such loss will be for DuPont's benefit at such time as DuPont's beneficial ownership of the Company falls below 50%.

    The Tax Indemnification Agreement will require payments of claims to be made within 30 days of the date a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to the underpayments of the applicable tax. Any disputes concerning the calculation or basis of determination of any payment provided under the Tax Indemnification Agreement will be resolved by a law firm or a "big five" accounting firm selected jointly by the parties.

ENVIRONMENTAL INDEMNIFICATION AGREEMENT

    The Company and DuPont have entered into an environmental indemnification agreement (the "Environmental Indemnification Agreement") pursuant to which DuPont will generally indemnify the Company against substantially all liabilities relating to any environmental contamination present on the manufacturing sites of the Company and its subsidiaries as of June 13, 1996 or present on any other site as a result of the manufacturing operations of the Company and its subsidiaries prior to June 13, 1996.

    In the event that the parties cannot determine with reasonable certainty, following good faith negotiations, whether the contamination was caused by activities occurring before or after June 13, 1996, the Environmental Indemnification Agreement provides for a mechanism whereby the liability associated with any such claim is allocated according to the following: DuPont bears 100% of the liability associated with claims filed by the Company with regard to such contamination prior to June 13, 1997; DuPont's liability for claims filed following June 13, 1997 declines at the rate of 20% per year; and DuPont has no liability for such claims filed following June 13, 2001.

    The Environmental Indemnification Agreement includes procedures for notice and payment of indemnification claims and generally provides that the party bearing the majority of the liability will assume the defense of such claim and will control any negotiation or remediation activities.

CREDIT AGREEMENT

    The Company and DuPont have entered into a credit agreement (the "Credit Agreement"), pursuant to which DuPont has agreed to provide a credit facility to the Company in an aggregate amount of $100 million. The Credit Agreement expires in 2001 and any loans thereunder will bear interest at LIBOR plus 25 basis points. At the Company's option, advances under the Credit Agreement are convertible into term loans with maturities up to seven years. The amounts loaned under the Credit Agreement are unsecured and the Credit Agreement contains various representations, covenants and events of default typical for financings of a similar size and nature. For example, the Credit Agreement provides that, without DuPont's prior written consent, the Company will not incur, create, assume or permit to exist any indebtedness, including guarantees on indebtedness (in addition to the indebtedness under the Credit Facility), in excess of $50 million in the aggregate. To date, the Company has borrowed a maximum of $35 million under the Credit Agreement and at June 30, 1998 borrowings of $9 million were outstanding.

CORPORATE TRADENAME AGREEMENT

    The Company and DuPont have entered into a corporate tradename and trademark agreement (the "Corporate Tradename Agreement") whereby DuPont licenses to Company (i) use of the tradename "DuPont" as part of the Company's corporate name, (ii) use of the tradename "DuPont" as part of the name of an affiliated company of the Company and (iii) use of the trademark DuPont in Oval as part of the Company's corporate logo. DuPont may terminate the Corporate Tradename Agreement upon two years prior written notice in the event that DuPont and/or its affiliates cease to hold 20% of the total outstanding Common Stock of the Company and upon 90 days written notice in the event that (i) DuPont ceases to be the largest holder of Common Stock of the Company, (ii) the Company purports to assign or otherwise transfer the Corporate Tradename Agreement without DuPont's written consent, or (iii) the Company uses the tradename "DuPont" other than under the terms of the Corporate Tradename Agreement. In addition, DuPont may terminate the Corporate Tradename Agreement upon 90 days written notice for any reason after January 1, 2008. In the Corporate Tradename Agreement, the Company grants DuPont the right to inspect and test products manufactured by or for the Company and intended to be sold bearing the DuPont in Oval logo to determine uniform quality and compliance with quality standards of DuPont and agrees to hold DuPont harmless from any and all liabilities arising from the manufacture, sale, transportation, storage or use of products manufactured by or for the Company bearing the DuPont in Oval logo. Upon termination of the Corporate Tradename Agreement, the Company will be obligated to: (i) change its name so that the tradename "DuPont" is omitted therefrom; (ii) cease to use the tradename "DuPont" or any similar tradename as part of its corporate name or in any other manner whatsoever; and (iii) cease to use the DuPont in Oval logo.

DISTRIBUTOR AGREEMENTS

    The Company has entered into separate distributor agreements (the "Distributor Agreements") with DuPont K.K., a Japanese subsidiary of DuPont, and DuPont Taiwan Limited, a Taiwanese subsidiary of DuPont (collectively, the "Distributors"). Pursuant to the Distributor Agreements, the Company has appointed the Distributors to sell the Company's products in their respective countries. The products will be sold to the Distributors at a discount, which shall permit the Distributors to earn a pre-tax profit between 2% and 4%.

REGISTRATION RIGHTS AGREEMENT

    Under a Registration Rights Agreement (the "Registration Rights Agreement") between DuPont and the Company, DuPont and its assignees ("Holders") are entitled to certain rights with respect to the registration of shares they hold under the Securities Act. Subject to certain limitations (including a minimum registration of over 1,000,000 shares), each Holder has the right to require the Company to register the sale of all or part of the shares it holds under the Securities Act (a "demand registration"). The Holders will be entitled to request up to an aggregate of five demand registrations. Each Holder is also entitled to include the shares of Common Stock it holds in a registered offering of securities by the Company for its own account, subject to certain conditions and restrictions. The Company will pay all expenses associated with a registration of shares of Common Stock by a Holder pursuant to the Registration Rights Agreement, other than underwriting discounts and commissions, Holders' out-of-pocket expenses or underwriters' counsel fees and disbursements, if any, relating to such shares. In addition, the Registration Rights Agreement contains certain indemnification provisions (i) by the Company for the benefit of Holders as well as any potential underwriter and (ii) by Holders for the benefit of the Company and related persons, DuPont and its assignees may transfer its registration rights under the Registration rights Agreement without the prior approval of the Company. The Registration Rights Agreement also provides that while DuPont owns 50% or more of the Company's Common Stock, the Company may not grant registration rights to any other person without DuPont's prior consent.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers, and beneficial owners of 10% or more of the Company's Common Stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to transactions in Company securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 1998 and thereafter, Forms 5 and amendments thereto furnished to the Company with respect to 1998, and any written representations received by the Company from a director, officer or beneficial owner of more than 10% of the Common Stock ("reporting persons") that no Form 5 is required, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 during 1998 except that John W. Himes' initial Form 3 was filed late and Messrs. Doyle, Pankonien and Turner each failed to timely file stock option grants in June 1996 and November 1996 under the Company's Non-Employee Director Stock Option Plan.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is composed of Gary W. Pankonien, Marshall C. Turner, and Susan A. Vladuchick, who serves as chairperson of the Committee. No member of the Compensation Committee is an employee or officer of the Company or any of its subsidiaries. However, Ms. Vladuchick is the Director of Operations--U.S. Region and Vice Chair of the Operations Network for DuPont.

                         COMPENSATION COMMITTEE REPORT

    The Compensation Committee is responsible for reviewing and approving the corporate organization structure, reviewing performance of corporate officers, establishing overall employee compensation policies and recommending to the Board major compensation programs. The Compensation Committee also reviews and approves compensation of directors and corporate officers, including salary, bonus awards and stock option and restricted stock grants, and administers the Company's stock plans and bonus plan. Prior to the Company's initial public offering, the functions of the Compensation Committee were performed by DuPont.

    The Company has designed an executive compensation program intended to attract and motivate officers and key employees of the Company. The Company believes that executive compensation should be tied to the Company's long term performance and benefit to its stockholders. As such, a significant portion of executive management's compensation is tied to the performance of the Company's long term total stockholder return. The Company periodically reviews its compensation programs in comparison with similarly situated companies and amended the plans accordingly to assure that the Company's compensation programs are competitive within the industry and carry out the objectives of the Company.

BASE SALARY

    At May 1, 1998, the base salaries for Messrs. Hardinger, Adcox, Cognie, Launder, and Rygler were $315,000, $260,000, 1,086,130 FrF (approximately $181,000), $201,100, and $177,000, respectively.

BONUS PLAN

    The Company maintains an annual incentive plan (the "Bonus Plan") for officers and employees of the Company and its subsidiaries. Employees are selected by the Compensation Committee to participate in the Bonus Plan based upon the recommendation of the Chairman of the Board. The Bonus Plan provides for target bonus grants to be established based on the position of the employee and to be computed as a percentage of the employee's salary. The Bonus Plan provides that a performance goal based primarily on the Company's earnings will be set by the Board, and the amount of bonus will be calculated based on the employee's target bonus grant, the performance of the Company compared with the performance goal and individual contributions by the employee.

    The Compensation Committee authorized, at the recommendation of the Chairman of the Board, that bonuses not be awarded for 1998 because the Company missed the Bonus Plan performance goal for 1998.

1997 STOCK OPTION PLAN

    The Company maintains the 1997 Stock Option and Restricted Stock Plan (the "1997 Stock Option Plan") to provide incentive to those officers and employees of the Company and its subsidiaries primarily responsible for the success of the Company and to closely identify their interests with those of the stockholders. Under the 1997 Stock Option Plan, grants of stock options, incentive stock options, restricted stock or combinations of the above may be awarded to employees (including officers), consultants, directors and other individuals. The aggregate number of shares of stock of the Company which may be made subject to option or restriction under the 1997 Stock Option Plan may not exceed 3,000,000 shares.

    The 1997 Stock Option Plan is administered by the Compensation Committee, which determines the timing and size of grants, the individuals, if any, who receive grants and the terms and conditions of such grants. The Compensation Committee expects to review stock option grants and restricted stock grants as part of its periodic review of the Company's compensation program. Effective as of July 31, 1998, the Compensation Committee authorized the Company to grant up to 624,000 stock options and incentive stock options, at an exercise price of $33.37 per share, to approximately 460 employees of the Company and others including Messrs. Hardinger, Adcox, Cognie, Launder and Rygler.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

    As discussed below under "Employment Contracts", DuPont entered into an agreement with Mr. Hardinger, whereby he agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company in exchange for a specific compensation package. The compensation paid to Mr. Hardinger for 1998 was in accordance with the terms of this agreement. Any future increases in salary or discretionary bonuses will be determined in accordance with the Company's compensation program and will be based upon Mr. Hardinger's performance and comparisons with compensation at appropriate companies.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m).

    Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the Company's executive officers. The limitation applies only to compensation which is not considered to be performance-based compensation. Compensation which qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Stock Option Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The non-performance based compensation to be paid to the Company's executive officers for 1998 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for 1999 will exceed that limit. Because it is very unlikely that the compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

COMPENSATION COMMITTEE

Gary W. Pankonien
Marshall C. Turner
Susan A. Vladuchick, Chairperson

EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, for the years ended June 30, the compensation paid to the Company's chief executive officer and the four other most highly compensated executive officers (the "Named Officers") for the year ended June 30, 1998.

                                                                                    LONG-TERM
                                                                               COMPENSATION AWARDS
                                                                            -------------------------
                                                ANNUAL COMPENSATION          RESTRICTED   SECURITIES
                                         ---------------------------------     STOCK      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION                YEAR       SALARY     BONUS(1)   AWARDS($)(2)  OPTIONS(#)   COMPENSATION(3)
---------------------------------------  ---------  ----------  ----------  ------------  -----------  ----------------
J. Michael Hardinger...................    1998     $  316,034                                46,000      $    9,071
  Chairman and CEO                         1997        294,170  $  441,000                                    17,528
                                           1996        218,350     218,500   $  242,000      145,841           6,573

Preston M. Adcox ......................    1998        261,038                                36,750           7,296
  President and COO                        1997        230,834     316,000                                    13,700
                                           1996        170,350     143,550      150,000       88,488           5,115

Gerard Cognie(4) ......................    1998        176,629                                22,100
  EVP--European Operations                 1997        161,049     164,200
                                           1996        161,091      65,733       60,800       29,644

Arthur W. Launder(5) ..................    1998        196,472                                13,000           3,646
  EVP--North American Photomask            1997        137,384     119,440       60,014       43,244           5,472
  Operations

Kenneth A. Rygler .....................    1998        173,034                                10,800           4,700
  EVP--Worldwide Marketing and             1997        168,500     109,350                                     9,555
  Strategic Planning                       1996        134,500      73,900       56,000       35,547           3,945

------------------------

(1) Of the bonuses paid in 1996, approximately 10% were paid in the form of unrestricted shares of DuPont common stock.

(2) Represents the market value of the restricted stock at date of grant. All restricted stock grants vested two years from the date of grant.

(3) For 1996, represents matching contributions made by DuPont pursuant to DuPont's savings and thrift plan. Subsequent to 1996, represents matching contributions made by the Company pursuant to its savings and thrift plan and contributions made by the Company pursuant to its defined contribution plan.

(4) Mr. Cognie is paid in French Francs. The figures shown were calculated using an exchange rate for 1998 of 6.0 Francs to the dollar, for 1997 of 5.8 Francs to the dollar, and for 1996 of 5.2 Francs to the dollar.

(5) Mr. Launder joined the Company in 1997.

INFORMATION REGARDING DUPONT STOCK OPTIONS

                             YEAR-END OPTION VALUES

    The following table sets forth information regarding the exercisable options to acquire DuPont common stock granted to the Named Officers.

                                                                                           VALUE OF IN-THE-MONEY
                                                                   NUMBER OF UNEXERCISED  UNEXERCISED EXERCISABLE
                                                                    EXERCISABLE OPTIONS          OPTIONS AT
NAME                                                                  AT YEAR-END(#)           YEAR-END($)(1)
-----------------------------------------------------------------  ---------------------  ------------------------
J. Michael Hardinger.............................................           16,400              $    770,325
Preston M. Adcox.................................................           10,900                   518,513
Gerard Cognie....................................................            2,000                    75,000
Arthur W. Launder................................................
Kenneth A. Rygler................................................            7,280                   350,125

------------------------

(1) The closing price per share of DuPont common stock on June 30, 1998 was $74.63.

INFORMATION REGARDING COMPANY STOCK OPTIONS

                           OPTION GRANTS IN LAST YEAR

    The following table sets forth information regarding options to purchase shares of Common Stock granted to the Named Officers in 1998. The Company has not granted any stock appreciation rights.

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF STOCK
                                                         % OF                                            PRICE APPRECIATION
                                                     TOTAL OPTIONS         EXERCISE                       FOR OPTION TERM
                                    OPTIONS           GRANTED TO             PRICE      EXPIRATION   --------------------------
NAME                             GRANTED(#)(1)     COMPANY EMPLOYEES       ($/SHARE)       DATE           5%           10%
-------------------------------  -------------  -----------------------  -------------  -----------  ------------  ------------
J. Michael Hardinger...........       46,000                 9.1%          $   52.75      7/28/2007  $  1,525,820  $  3,867,220
Preston M. Adcox...............       36,750                 7.2%              52.75      7/28/2007     1,128,998     3,089,573
Gerard Cognie..................       22,100                 4.4%              52.75      7/28/2007       733,057     1,857,947
Arthur W. Launder..............       13,000                 2.6%              52.75      7/28/2007       431,210     1,092,910
Kenneth A. Rygler..............       10,800                 2.1%              52.75      7/28/2007       358,236       907,956

------------------------

(1) Options become exercisable over a four year period at the rate of 25% per year. Of the options granted to Messrs. Hardinger, Adcox, Launder and Rygler, 7,580 were incentive stock options and the remainder were non-qualified stock options.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

    The following table sets forth information regarding the exercisable and unexercisable options to acquire Common Stock granted to the Named Officers.

                                                                                                 VALUE OF IN-THE-MONEY
                                                                 NUMBER OF UNEXERCISED            UNEXERCISED OPTIONS
                                   SHARES                         OPTIONS AT YEAR-END                AT YEAR-END(1)
                                 ACQUIRED ON     VALUE      -------------------------------  ------------------------------
NAME                             EXERCISE(#)  REALIZED($)   EXERCISABLE(#) UNEXERCISABLE(#)  EXERCISABLE($) UNEXERCISABLE($)
-------------------------------  -----------  ------------  -------------  ----------------  -------------  ---------------
J. Michael Hardinger...........                                  72,921           118,920     $ 1,276,118    $   1,276,118
Preston M. Adcox...............      22,059   $  1,011,926       22,185            80,994         388,238          774,270
Gerard Cognie..................                                  14,832            36,932         259,560          259,560
Arthur W. Launder..............                                  10,811            45,433         172,976          518,928
Kenneth A. Rygler..............       4,000        160,000       13,774            28,573         241,045          311,045

------------------------

(1) The closing price per share of the Common Stock on June 30, 1998 was $34.50.

LONG-TERM INCENTIVE PROGRAM

    The Company has no long-term incentive program.

PENSION PLAN

    The Company has no defined benefit or actuarial pension plan. However, each of the Named Officers, except Mr. Launder, have been credited with years of service under the DuPont Pension Plan. Their participation ended on the Offering Date. Upon termination, they received either a reduced pension immediately or a full pension at a deferred date.

                             DIRECTOR COMPENSATION

    Directors who are officers of the Company receive no additional compensation for serving on the Board. All other directors who are not affiliated with DuPont receive an annual fee of $20,000. Mr. John L. Doyle is party to an arrangement with the Company whereby he will provide consulting services in the area of human resource management and principles at a fee of $3,500 per day, not to exceed five days per year. Payments in 1998 were $3,500.

NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

    The purpose of the Non-Employee Directors' Stock Option Plan, as amended and restated by the Company's Board of Directors on July 27, 1998 to increase the initial and recurring option grant quantities, (the "Directors' Plan"), is to allow the Company to recruit and retain qualified outside directors to serve on the Board. Under the Directors' Plan, each director who was not an employee of the Company or any of its subsidiaries (and who is not precluded by his or her employer from receiving such grant) receives a one-time grant of options to purchase 12,000 shares of Common Stock upon first joining the Board. Thereafter, each non-employee director will receive, during his or her tenure as a director, an annual grant of options covering 5,000 shares as of the first day of the month following the annual meeting of stockholders of the Company. Directors who are first elected to the Board within the 60 day period immediately preceding an annual meeting of stockholders and who at the time of their election received the one-time grant of options to purchase 12,000 shares described above, will not, under the terms of the Directors' Plan, receive an additional grant of 5,000 shares as of the first of the month following such annual meeting. Upon exercise of an option, payments of the purchase price for the stock subject to the exercise will be made in cash. Under the terms of the Directors' Plan, no more than 25% of the total number of shares of stock granted under option may become exercisable in any given year following the grant. Currently, 250,000 shares have been reserved for issuance under the Directors' Plan. Under the Director's Plan, prior to its amendment, Messrs. Doyle, Pankonien, and Turner were granted options to purchase 10,000 shares of Common Stock, at $17.00 per share, effective upon the Company's initial public offering. Further, Messrs. Doyle, Pankonien, and Turner were granted options to purchase 3,000 shares of Common Stock, at $35.56 per share, on November 1, 1996 and 3,000 shares of Common Stock, at $44.81 per share, on November 1, 1997.

EMPLOYMENT CONTRACTS

    DuPont has entered into an agreement with Mr. Hardinger whereby he has agreed to serve as the Chairman of the Board and Chief Executive Officer of the Company. The agreement provides Mr. Hardinger with a minimum annual base salary of at least $290,000. In the event of termination without cause, Mr. Hardinger would receive from DuPont a payment equal to one and one half years' base salary to the extent not paid by the Company. The Company has no change-in-control arrangements with any of its executive officers.

                               PERFORMANCE GRAPH

    The graph set forth below compares the cumulative total return as of the end of the Company's most recent year on $100 invested in the Common Stock of the Company, the Nasdaq Composite Index and an industry peer group on June 14, 1996, the first trading date, assuming the reinvestment of all dividends. The industry peer group used includes the following issuers: AlignRite International, Inc. (Nasdaq-- MASK); Electroglas, Inc. (Nasdaq--EGLS); Etec (Nasdaq--ETEC); KLA-Tencor Corporation (Nasdaq-- KLAC); Novellus Systems, Inc. (Nasdaq--NVLS); Photronics, Inc. (Nasdaq--PLAB) and Ultratech Stepper, Inc. (Nasdaq--UTEK). The stock performance set forth below is not necessarily indicative of future price performance.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                       NASDAQ COMPOSITE     INDUSTRY

                 DPI               Index    Peer Group
6/14/96         $100                $100          $100
6/30/96         $121                 $97           $85
6/30/97         $318                $118          $173
6/30/98         $203                $155          $120

       APPROVAL OF THE ADOPTION OF THE 1998 EMPLOYEE STOCK PURCHASE PLAN
                                  (PROPOSAL 2)
                              GENERAL INFORMATION

    On July 27, 1998, the Compensation Committee recommended, and the Board adopted, the 1998 Employee Stock Purchase Plan (the "1998 Plan") to provide a means by which employees of the Company and its subsidiaries may be given the opportunity to purchase Common Stock of the Company. Under the 1998 Plan, rights to purchase Common Stock may be granted to eligible employees (including officers) from time to time. The aggregate number of shares of Common Stock of the Company for which rights may be granted under the 1998 Plan may not exceed 5% (not to exceed 1,500,000 shares) of the issued shares. The 1998 Plan is administered by the Compensation Committee which determines the timing and size of grants and the terms and conditions of such grants. No purchase rights have been granted and no shares have been purchased under the 1998 Plan.

                            SUMMARY PLAN DESCRIPTION

    THE FOLLOWING DESCRIPTION OF THE 1998 PLAN IS QUALIFIED BY REFERENCE TO THE COPY OF THE 1998 PLAN ATTACHED TO THIS PROXY STATEMENT AS AN EXHIBIT.

    GENERAL. The purpose of the 1998 Plan is to provide a means by which employees of the Company may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for the success of the Company. Grants must meet the requirements of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"). The 1998 Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

    ADMINISTRATION. The 1998 Plan is administered by the Compensation Committee. In accordance with the provisions of the 1998 Plan, the Compensation Committee has authority to determine the grants, to interpret the 1998 Plan, to prescribe, amend and rescind any rules and regulations necessary or appropriate for the administration of the 1998 Plan, to determine and interpret the details and provisions of each grant agreement, to modify or amend any grant agreement, to waive any conditions or restrictions applicable to any grant and to make all other determinations necessary or advisable for the administration of the 1998 Plan.

    ELIGIBILITY. Under the 1998 Plan, only employees (including officers) of the Company and its subsidiaries (whether now existing or hereafter organized) are eligible to receive grants. The 1998 Plan is implemented by grants of rights to all eligible participants from time to time. Eligible participants become participants in the 1998 Plan by delivering to the Company, prior to the date selected by the Compensation Committee as the offering date for the offering, an agreement authorizing payroll deductions during the purchase period. The purchase price of the shares is accumulated by payroll deductions over the offering period. All payroll deductions made for a participant are credited to his or her account under the 1998 Plan and deposited with the general funds of the Company.

    While each participant in the 1998 Plan is required to sign an agreement authorizing payroll deductions, the participant may withdraw from a given offering by terminating his or her payroll deductions and by delivering a notice of withdrawal from the 1998 Plan to the Company. Such withdrawal maybe elected at any time prior to the end of the applicable offering except as provided by the Compensation Committee. Upon any withdrawal from an offering by the employee, the Company will distribute to the employee his or her accumulated payroll deductions without interest, and such employee's interest in the offering will be automatically terminated. The employee is not entitled to again participate in such offering. An employee's withdrawal from an offering will not have any effect upon such employee's eligibility to participate in subsequent offerings under the 1998 Plan.

    Rights granted pursuant to any offering under the 1998 Plan terminate immediately upon cessation of an employee's employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest. Rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such rights are granted. As of July 27, 1998, approximately 1,000 employees (including six executive officers) were eligible to participate in the 1998 Plan.

    SHARES AVAILABLE. The aggregate number of shares of Common Stock of the Company for which rights may be granted under the 1998 Plan may not exceed 5% (not to exceed 1,500,000 shares) of the issued shares. Under the terms of the 1998 Plan, the number of shares of Common Stock reserved is subject to adjustment by the Company if the number of outstanding shares of Common Stock is changed. In the event of a stock split, reverse stock split or other event that is functionally equivalent to a stock split or reverse stock split, the 1998 Plan provides for automatic proportionate adjustments to the number of shares granted and to the number of shares of Common Stock authorized for future grant. If rights granted under the 1998 Plan expire, lapse or otherwise terminate without being exercised, the Common Stock not purchased under such rights again becomes available for issuance under such plan.

    GRANT TERMS. In connection with each grant made, the Compensation Committee. shall specify a maximum number of shares which may be purchased by any employee, but in no event an amount in excess of 15% of said employees earnings during the period, as well as a maximum aggregate number of shares which may be purchased by each employee and by all employees. If the aggregate purchase of shares upon exercise of rights granted would exceed any such maximum aggregate number, the Compensation Committee shall make a pro rata allocation of the shares available. The purchase price of stock acquired pursuant to rights granted under the 1998 Plan shall be determined by the Compensation Committee, but in no event be less than the lesser of (i) an amount equal to 85% of the market value of the stock on the offering date or (ii) an amount equal to 85% of the market value of the stock on the purchase date. Unless the employee's participation is discontinued, his or her right to purchase shares is exercised automatically at each exercise date designated by the Compensation Committee at the applicable price. The market value of the Common Stock on any relevant date under the 1998 Plan will be the closing selling price per share on that date on the Nasdaq National Market.

    MISCELLANEOUS. A participant in the 1998 Plan shall have no rights as a stockholder with respect to shares covered by such participant's grant until the date of the issuance of the shares to the participant. No adjustments shall be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

    The Compensation Committee may at any time alter, amend, suspend, discontinue or terminate the 1998 Plan and any grants thereunder; provided, however, that no such action by the Compensation Committee may, without the approval of the stockholders of the Company, alter the provisions of the 1998 Plan so as to (i) increase the maximum number of shares of Common Stock that may be subject to grants or (ii) change the eligibility or other provisions of the 1998 Plan if such modifications require stockholder approval in order for the 1998 Plan to comply with Section 423 of the Code.

    Under current accounting rules, the issuance of Common Stock under the 1998 Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose the impact the purchase rights granted under the 1998 Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the U.S. federal income tax consequences of grants which may be awarded under the 1998 Plan.

    Rights granted under the 1998 Plan are intended to qualify for favorable federal income tax treatment associated with rights granted under an employee stock purchase plan which qualifies under provisions of Section 423 of the Code. A participant will be taxed on amounts withheld for the purchase of shares as if such amounts were actually received. Generally, other than this, no income will be taxable to a participant until disposition of the shares acquired, and the method of taxation will depend upon the holding period of the purchased shares. If the stock is disposed of at least two years after the first day of the offering period and at least one year after the purchase date of the stock, then the lesser of (i) the excess of the fair market value of the stock at the time of such disposition over the purchase price of the stock or (ii) 15% of the fair market value of the stock on the first day of the offering period, will be treated as ordinary income. Any further gain, or any loss, will be taxed as a capital gain or loss. If the stock is disposed of before the expiration of either of the holding periods described above, then the excess of the fair market value of the stock on the exercise date over the exercise price will be treated as ordinary income at the time of such disposition. The balance of any gain or loss will be treated as capital gain or loss. There are no federal income tax consequences to the Company by reason of the grant or exercise of rights under the 1998 Plan. The Company is entitled to a deduction to the extent amounts are taxable as ordinary income to a participant by reason of a disposition before the expiration of the holding periods described above (subject to the requirement of reasonableness and the provisions of Section 162(m) of the Code).

    The foregoing is intended as a summary of the effect of certain U.S. federal income tax consequences associated with the 1998 Plan and does not purport to be complete. This summary is based on current law, which is subject to change in the future, and current interpretations of the law, which may also change. It is recommended that participants consult their own tax advisors for counseling. The tax treatment under non-U.S., state or local law is not covered in this summary.

                              BOARD RECOMMENDATION

    The Board believes that approval of the adoption of the 1998 Plan is in the best interest of the Company and its stockholders. The Board therefore recommends that you vote FOR such approval and it is intended that the proxies not marked to the contrary will be so voted. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for the approval of the adoption of the 1998 Plan. Should such stockholder approval not be obtained, then the 1998 Plan will not be implemented, no purchase rights will be granted and no stock issuances will be made under the 1998 Plan.

          APPROVAL OF THE ADOPTION OF THE SECOND AMENDED AND RESTATED
                    NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN
                                  (PROPOSAL 3)
                              GENERAL INFORMATION

    On July 27, 1998, the Compensation Committee recommended, and the Board adopted, the Second Amended and Restated Non-employee Directors Stock Option Plan (the "Directors' Plan"), subject to stockholder approval of the amendments at the Annual Meeting. The amendment had the effect of increasing from 10,000 and 3,000 to 12,000 and 5,000 the number shares subject to initial and annual options granted to a director under the plan. The purpose of the plan is to secure for the Company and its stockholders the benefits of the incentive inherent in increased ownership of Common Stock by members of the Board who are not employees of the Company or its subsidiaries. Under the Directors' Plan, options to purchase Common Stock may be granted to eligible Board members. The aggregate number of shares of

Common Stock of the Company which may be granted under the Directors' Plan may not exceed 250,000 shares.

                            SUMMARY PLAN DESCRIPTION

    THE FOLLOWING DESCRIPTION OF THE DIRECTORS' PLAN IS QUALIFIED BY REFERENCE TO THE COPY OF THE DIRECTORS' PLAN ATTACHED TO THIS PROXY STATEMENT AS AN EXHIBIT.

    GENERAL. The Directors' Plan provides that each director who was not an employee of the Company or any of its subsidiaries (and who is not precluded by his or her employer from receiving such grant) receives a one-time grant of options to purchase 12,000 shares of Common Stock upon first joining the Board. Thereafter, each non-employee director will receive, during his or her tenure as a director, an annual grant of options covering 5,000 shares as of the first day of the month following the annual meeting of stockholders of the Company. Directors who are first elected to the Board within the 60 day period immediately preceding an annual meeting of stockholders and who at the time of their election received the one-time grant of options to purchase 12,000 shares described above, will not, under the terms of the Directors' Plan, receive an additional grant of 5,000 shares as of the first of the month following such annual meeting. Upon exercise of an option, payments of the purchase price for the stock subject to the exercise will be made in cash.

    SHARES AVAILABLE. The Directors' Plan has 250,000 shares of Common Stock reserved for issuance. Under the terms of the plan, the number of shares of Common Stock reserved is subject to adjustment by the Company if the number of outstanding shares of Common Stock is changed as a result of reclassification or recapitalization. In the event of a stock split, reverse stock split or other event that is functionally equivalent to a stock split or reverse stock split, the Directors' Plan provides for automatic proportionate adjustments to the number of shares granted and to the number of shares of Common Stock authorized for future grant.

    OPTION GRANT TERMS. Option grants shall vest at the rate of 25% per year. Each grant shall be evidenced by an agreement executed by an authorized officer of the Company and each agreement shall be in a form approved by the Board, and shall comply with the terms and conditions of the plan. The options will accelerate in full upon the participant's death or retirement provided the option has been outstanding for at least six months. Upon a participant's termination of Board service for any reason other than death or retirement, outstanding options will terminate. The exercise price for each option shall be the average of the high and low price on the Nasdaq National Market on the date of grant.

    MISCELLANEOUS. A participant in the plan shall have no rights as a stockholder with respect to shares covered by such participant's option grant until the date of the issuance of the shares to the participant. No adjustments shall be made for dividends or other distributions or rights for which the record date is prior to the date of such issuance.

    Option grants at 100% of fair market value will not result in any charge to the Company's earnings. However, the Company must disclose the impact those options would have upon the Company's reported earnings were the value of those options at the time of grant treated as a compensation expense. Whether or not granted at a discount, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a general summary of the U.S. federal income tax consequences of a grant which may be awarded under the Directors' Plan.

    For options granted pursuant to the plan,, no taxable income will be realized by the participant upon the grant of such option. A participant generally will recognize ordinary taxable income upon exercise of such option in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price paid.

    For purposes of determining gain or loss upon a subsequent disposition of Common Stock acquired upon the exercise of options, the participant's basis in such shares will generally be equal to the purchase price paid to the Company for the Common Stock, increased by the amount, if any, includable in the participant's taxable income with respect to the Common Stock. The participant's holding period for determining the rate of capital gains tax on such subsequent disposition generally begins on the date of exercise of the option. However, solely for purposes of determining whether the stock has a holding period beginning after December 31, 2000, so that gain on a subsequent sale of the stock could be eligible for the special reduced capital gains rate applicable to capital assets held for more than five years, the participant's holding period is deemed to begin at the grant of the option.

    The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the participant.

    The foregoing is intended as a summary of the effect of certain U.S. federal income tax consequences associated with the plan and does not purport to be complete. This summary is based on current law, which is subject to change in the future, and current interpretations of the law, which may also change. It is recommended that participants consult their own tax advisors for counseling. The tax treatment under non-U.S., state or local law is not covered in this summary.

                              BOARD RECOMMENDATION

    The Board believes that approval of the adoption of the Directors' Plan is in the best interest of the Company and its stockholders. The Board therefore recommends that you vote FOR such approval and it is intended that the proxies not marked to the contrary will be so voted. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for the approval of the adoption of the Directors' Plan. Should such stockholder approval not be obtained, then the Directors' Plan will not be implemented as amended. The Directors Plan will, however, continue to remain in effect, and option grants may continue to be made pursuant to the provisions of the Directors Plan prior to its amendment until the available reserve of Common Stock under such plan is issued.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                                  (PROPOSAL 4)

    The Bylaws of the Company provide that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit the books of account, accounting procedures and financial statements of the Company for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

    During 1998, PricewaterhouseCoopers LLP audited the Company's annual consolidated financial statements, reviewed financial information in filings with the Securities and Exchange Commission, and provided various other services.

    Subject to ratification by the holders of the Common Stock, the Audit Committee has retained PricewaterhouseCoopers independent accountants to perform the examination of the Company's financial statements for 1999 and to render other services required of them.

    Representatives of PricewaterhouseCooopers expected to be present at the Annual Meeting on October 26, 1998, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

                              BOARD RECOMMENDATION

    The Board believes that the ratification of PricewaterhouseCooopers independent accountants of the Company is in the best interest of the Company and its stockholders. The Board therefore recommends that you vote FOR such ratification and it is intended that the proxies not marked to the contrary will be so voted. The affirmative vote of a majority of the shares represented and entitled to vote at the Annual Meeting is required for the ratification of the selection of PricewaterhouseCoopers as independent accountants of the Company.

                                 OTHER BUSINESS

    Management knows of no business to be brought before the meeting other than the proposals outlined above. If any other proposals come before the meeting, it is intended that the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies.

                             STOCKHOLDER PROPOSALS

    Proposals by stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company on or before May 21, 1999, to be included in the Proxy Statement and proxy for that meeting. The mailing address of the Company for submission of any such proposal is given on the first page of this Proxy Statement.

    IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT THEY EXPECT TO ATTEND THE 1998 ANNUAL MEETING IN PERSON.

                                          By Order of the Board of Directors

                                          /s/ JOHN M. LYNN
                                          --------------------------------------

                                          John M. Lynn,
                                          EXECUTIVE VICE PRESIDENT,
                                          GENERAL COUNSEL AND SECRETARY

September 18, 1998

                            DUPONT PHOTOMASKS, INC.
                       1998 EMPLOYEE STOCK PURCHASE PLAN
                ADOPTED BY THE BOARD OF DIRECTORS JULY 27, 1998

1.  PURPOSE.

    (a) The purpose of the DuPont Photomasks, Inc. 1998 Employee Stock Purchase Plan (the "Plan") is to provide a means by which employees of DuPont Photomasks, Inc., a Delaware corporation (the "Company"), and its Affiliates, as defined in subparagraph l(b), which are designated as provided in subparagraph 2(b), may be given an opportunity to purchase stock of the Company.

    (b) The word "Affiliate" as used in the Plan means any subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

    (c) The Company, by means of the Plan, seeks to retain the services of its employees, to secure and retain the services of new employees, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

    (d) The Company intends that the rights to purchase stock of the Company granted under the Plan be considered options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Code.

2.  ADMINISTRATION.

    (a) The Plan shall be administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee shall be elected pursuant to the Bylaws of the Company, and the members of therefor shall be ineligible to participate in the Plan while serving on said Committee. The Compensation Committee shall have the final power to determine all questions of policy and expediency that may arise in the administration of the Plan.

    (b) The Compensation Committee shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

        (i) To determine when and how rights to purchase stock of the Company shall be granted and the provisions of each offering of such rights (which need not be identical).

        (ii) To designate from time to time which Affiliates of the Company shall be eligible to participate in the Plan.

       (iii) To construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Compensation Committee, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

        (iv) To amend the Plan as provided in paragraph 13.

        (v) Generally, to exercise such powers and to perform such acts as the Compensation Committee deems necessary or expedient to promote the best interests of the Company.

3.  SHARES SUBJECT TO THE PLAN.

    (a) Subject to the provisions of paragraph 12 relating to adjustments upon changes in stock, the number of shares of stock for which rights may be granted under the Plan shall not exceed in the aggregate of five (5%) percent (not to exceed 1,500,000 shares) of the issued shares of common stock of the Company as of the Effective Date; provided that, if the number of issued shares of stock is increased after the Effective date, the maximum number of shares of stock for which rights may be granted under the Plan shall be increased proportionately. If any right granted under the Plan shall for any reason terminate without having been exercised, the Common Stock not purchased under such right shall again become available for issuance under the Plan.

    (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.  GRANT OF RIGHTS; OFFERING.

    The Compensation Committee may from time to time grant or provide for the grant of rights to purchase Common Stock of the Company under the Plan to eligible employees (an "Offering") on a date or dates (the "Offering Date(s)") selected by the Compensation Committee. Each Offering shall be in such form and shall contain such terms and conditions as the Compensation Committee shall deem appropriate. If an employee has more than one right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (1) each agreement or notice delivered by that employee will be deemed to apply to all of his or her rights under the Plan, and (2) a right with a lower exercise price (or an earlier-granted right, if two rights have identical exercise prices), will be exercised to the fullest possible extent before a right with a higher exercise price (or a later-granted right, if two rights have identical exercise prices) will be exercised. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the Offering or otherwise) the substance of the provisions contained in paragraphs 5 through 8, inclusive.

5.  ELIGIBILITY.

    (a) Rights may be granted only to employees of the Company or, as the Compensation Committee may designate as provided in subparagraph 2(b), to employees of any Affiliate of the Company. Except as provided in subparagraph 5(b), an employee of the Company or any Affiliate shall not be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee has been in the employ of the Company or any Affiliate for such continuous period preceding such grant as the Compensation Committee may require, but in no event shall the required period of continuous employment be equal to or greater than two (2) years. In addition, unless otherwise determined by the Compensation Committee and set forth in the terms of the applicable Offering, no employee of the Company or any Affiliate shall be eligible to be granted rights under the Plan, unless, on the Offering Date, such employee's customary employment with the Company or such Affiliate is at least twenty (20) hours per week and at least five (5) months per calendar year.

    (b) The Compensation Committee may provide that, each person who, during the course of an Offering, first becomes an eligible employee of the Company or designated Affiliate will, on a date or dates specified in the Offering which coincides with the day on which such person becomes an eligible employee or occurs thereafter, receive a right under that Offering, which right shall thereafter be deemed to be a part of that Offering. Such right shall have the same characteristics as any rights originally granted under that Offering, as described herein, except that:

        (i) the date on which such right is granted shall be the "Offering Date" of such right for all purposes, including determination of the exercise price of such right;

        (ii) the Purchase Period (as defined below) for such right shall begin on its Offering Date and end coincident with the end of such Offering; and

       (iii) the Compensation Committee may provide that if such person first becomes an eligible employee within a specified period of time before the end of the Purchase Period (as defined below) for such offering, he or she will not receive any right under that offering.

    (c) No employee shall be eligible for the grant of any rights under the Plan if, immediately after any such rights are granted, such employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Affiliate. For purposes of this subparagraph 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any employee, and stock which such employee may purchase under all outstanding rights and options shall be treated as stock owned by such employee.

    (d) An eligible employee may be granted rights under the Plan only if such rights, together with any other rights granted under "employee stock purchase plans" of the Company and any Affiliates, as specified by Section 423(b)(8) of the Code, do not permit such employee's rights to purchase stock of the Company or any Affiliate to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such stock (determined at the time such rights are granted) for each calendar year in which such rights are outstanding at any time.

    (e) Officers of the Company shall be eligible to participate in Offerings under the Plan, provided, however, that the Compensation Committee may provide in an Offering that certain employees who are highly compensated employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

    (f) For purposes of this Plan, an eligible employee shall not include any individual who performs services for the Company or an Affiliate solely as an independent contractor, consultant or employee of a third party employment or leasing agency or is classified as such by the Company or Affiliate for who such services are performed (whether or not such classification is upheld upon governmental or judicial review).

6.  RIGHTS; PURCHASE PRICE.

    (a) On each Offering Date, each eligible employee, pursuant to an Offering made under the Plan, shall be granted the right to purchase up to the number of shares of Common Stock of the Company purchasable within a percentage designated by the Compensation Committee not exceeding fifteen percent (15%) of such employee's Earnings (as defined in Section 7(a)) during the period which begins on the Offering Date (or such later date as the Compensation Committee determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no more than twenty-seven (27) months after the Offering Date (the "Purchase Period"). In connection with each offering made under this Plan, the Compensation Committee shall specify a maximum number of shares which may be purchased by any employee as well as a maximum aggregate number of shares which may be purchased by all eligible employees pursuant to such offering. In addition, in connection with each Offering which contains more than one Exercise Date (as defined in the Offering), the Compensation Committee may specify a maximum aggregate number of shares which may be purchased by all eligible employees on any given Exercise Date under the Offering. If the aggregate purchase of shares upon exercise of rights granted under the Offering would exceed any such maximum aggregate number, the Compensation Committee shall make a pro rata allocation of the shares available in as nearly a uniform manner as shall be practicable and as it shall deem to be equitable.

    (b) The purchase price of stock acquired pursuant to rights granted 2lthe Plan fmbe determined by the Compensation Committee, but in no event be less than the lesser of:

        (i) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Offering Date; or

        (ii) an amount equal to eighty-five percent (85%) of the fair market value of the stock on the Exercise Date.

    (c) For purposes of this Plan, "fair market value" means, as of any date, the value of the common stock of the Company determined as follows:

        (i) if the common stock is listed on any established stock exchange or a national market system, including without limitation the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the fair market value of a share of common stock shall be the average of the highest and lowest price at which the common stock was sold on such exchange or national market system on the date as of which the determination is to be made (or, if such date is not a trading day on such exchange system, on the date that is the next market trading day following the date as of which the determination is to be made);

        (ii) if the common stock is quoted on the NASDAQ System (but not on the National Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a share of common stock shall be the mean between the high bid and high asked prices for the common stock on the date as of which the determination is to be made (or, if such date is not a trading day on such exchange system, on the date that is the next market trading day following the date as of which the determination is to be made), as reported in the Wall Street Journal or such other sources as the Board deems reliable;

       (iii) in the absence of an established market for the common stock, the fair market value shall be determined in good faith by the Compensation Committee.

7.  PARTICIPATION; WITHDRAWAL; TERMINATION.

    (a) An eligible employee may become a participant in an Offering by delivering a participation agreement to the Company within the time specified in the Offering, in such form as the Company provides. Each such agreement shall authorize payroll deductions of up to the maximum percentage specified by the Compensation Committee of such employee's Earnings during the Purchase Period. "Earnings" is defined as the total compensation paid to an employee, including all salary, wages (including amounts elected to be deferred by the employee, that would otherwise have been paid, under any cash or, deferred arrangement established by the Company), overtime pay, commissions, and other remuneration paid directly to the employee, but excluding bonuses, profit sharing, the cost of employee benefits paid for by the Company, education or tuition reimbursements, imputed income arising under any Company group insurance or benefit program, traveling expenses, business and moving expense reimbursements, income received in connection with stock options, contributions made by the Company under any employee benefit plan, and similar items of compensation. The payroll deductions made for each participant shall be credited to an account for such participant under the Plan and shall be deposited with the general funds of the Company. A participant may reduce (including to zero) such payroll deductions after the beginning of any Purchase Period only as provided for in the Offering.

    (b) At any time during a Purchase Period a participant may terminate his or her payroll deductions under the Plan and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company provides. Such withdrawal may be elected at any time prior to the end of the Purchase Period except as provided by the Compensation Committee in the Offering. Upon such withdrawal from the Offering by a participant, the Company shall distribute to such participant all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the participant) under the Offering, without interest, and such participant's interest in that Offering shall be automatically terminated. A participant's withdrawal from an Offering will have no effect upon such participant's eligibility to participate in any other Offerings under the Plan but such participant will be required to deliver a new participation agreement in order to participate in subsequent Offerings under the Plan.

    (c) Rights granted pursuant to any offering under the Plan shall terminate immediately upon cessation of any participating employee's employment with the Company or an Affiliate, for any reason, and the Company shall distribute to such terminated employee all of his or her accumulated payroll deductions (reduced to the extent, if any, such deductions have been used to acquire stock for the terminated employee), under the Offering, without interest.

    (d) Rights granted under the Plan shall not be transferable, and shall be exerciseable only by the person to whom such rights are granted.

8.  EXERCISE.

    (a) On each exercise date, as defined in the relevant Offering (the "Exercise Date"), each participant's accumulated payroll deductions and other additional payments specifically provided for in the Offering (without any increase for interest) will be applied to the purchase of whole and fractional shares of stock of the Company, up to the maximum number of shares permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. At the direction of the Compensation Committee, the amount, if any, of accumulated payroll deductions remaining in each participant's account after the purchase of shares shall either (i) be held in each such participant's account for the purchase of shares under the next Offering under the Plan, unless such participant withdraws from such next Offering, as provided in subparagraph 7(b), or is no longer eligible to be granted rights under the Plan, as provided in paragraph 5, in which case such amount shall be distributed to the participant after said final Exercise Date, without interest or (ii) distributed to the participant after the final Exercise Date, without interest

    (b) No rights granted under the Plan may be exercised to any extent unless the Plan (including rights granted thereunder) is covered by an effective registration statement pursuant to the Securities Act of 1933, as amended (the "Securities Act"); If on an Exercise Date of any Offering hereunder the Plan is not so registered, no rights granted under the Plan or any Offering shall be exercised on said Exercise Date and the Exercise Date shall be delayed until the Plan is subject to such an effective registration statement, except that the Exercise Date shall not be delayed more than two (2) months and the Exercise Date shall in no event be more than twenty-seven (27) months from the Offering Date. If on the Exercise Date of any Offering hereunder, as delayed to the maximum extent permissible, the Plan is not registered, no rights granted under the Plan or any offering shall be exercised and all payroll deductions accumulated during the purchase period (reduced to the extent, if any, such deductions have been used to acquire stock) shall be distributed to the participants, without interest.

9.  COVENANTS OF THE COMPANY.

    (a) During the terms of the rights granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such rights.

    (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the rights granted under the Plan. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such rights unless and until such authority is obtained.

10. USE OF PROCEEDS FROM STOCK.

    Proceeds from the sale of stock pursuant to rights granted under the Plan shall constitute general funds of the Company.

11. RIGHTS AS A STOCKHOLDER.

    A participant shall not be deemed to be the holder of, or to have any of the rights of a holder-with respect to, any shares subject to rights granted under the Plan unless and until certificates representing such shares shall have been issued.

12. ADJUSTMENTS UPON CHANGES IN STOCK.

    (a) If any change is made in the stock subject to the Plan, or subject to any rights granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, ' exchange of shares, change in corporate structure or otherwise), the Plan and outstanding rights will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding rights.

    (b) In the event of: (1) a dissolution or liquidation of the Company; (2) a merger or consolidation in which the Company is not the surviving corporation;
(3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then, as determined by the Board in its sole discretion (i) any surviving corporation may assume outstanding rights or substitute similar rights for those under the Plan, (ii) such rights may continue in full force and effect, or (iii) participants' accumulated payroll deductions may be used to purchase Common Stock immediately prior to the transaction described above and the participants' rights under the ongoing Offering terminated.

13. AMENDMENT OF THE PLAN.

    (a) The Board and/or the Compensation Committee at any time, and from time to time, may amend the Plan. However, except as provided in paragraph 12 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

        (i) Increase the number of shares reserved for rights under the Plan;

        (ii) Modify the provisions as to eligibility for participation in the Plan (to the extent such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended ("Rule 16b-3")); or

       (iii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to obtain employee stock purchase plan treatment under Section 423 of the Code or to comply with the requirements of Rule 16b-3.

It is expressly contemplated that the Board and/or the Compensation Committee may amend the Plan in any respect which the Board and/or the Compensation Committee deems necessary or advisable to provide eligible employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to employee stock purchase plans and/or to bring the Plan and/or rights granted under it into compliance therewith.

    (b) Rights and obligations under any rights granted before amendment of the Plan shall not be altered or impaired by any amendment of the Plan, except with the consent of the person to whom such rights were granted or except as necessary to comply with any laws or governmental regulation.

14. TERMINATION OR SUSPENSION OF THE PLAN.

    (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate ten (10) years from the date the Plan is adopted by the Board or approved by the stockholders of the Company, whichever is earlier. No rights may be granted under the Plan while the Plan is suspended or after it is terminated.

    (b) Rights and obligations under any rights granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom such rights were granted or except as necessary to comply with any laws or governmental regulation.

15. EFFECTIVE DATE OF PLAN.

    The Plan shall become effective as determined by the Board, but no rights granted under the Plan shall be exercised unless and until the Plan has been approved by the stockholders of the Company.

                          SECOND AMENDED AND RESTATED
                            DUPONT PHOTOMASKS, INC.
                            NON-EMPLOYEE DIRECTORS'
                               STOCK OPTION PLAN

I.  PURPOSE.

    The Purpose of the DuPont Photomasks, Inc. Non-Employee Directors' Stock Option Plan (the "Plan") is to secure for DuPont Photomasks, Inc. (the "Company") and its shareholders the benefits of the incentive inherent in increased ownership of common stock, par value $.01 per share (the "Common Stock"), of the Company by the members of the Board of Directors (the "Board") of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors"). It is expected that the Plan will encourage qualified persons to become directors of the Company and that ownership of Company stock will provide such Non-Employee Directors with a more direct stake in the future welfare of the Company and encourage them to remain directors of the Company.

II. ADMINISTRATION.

    The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options made under the Plan (the "Options") and the power to determine the restrictions, if any, on the ability of participants to dispose of any stock issued in the Plan. The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. The Board hereby authorizes the Secretary to execute and deliver all documents to be delivered by the Board pursuant to the Plan. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

III. AMOUNT OF STOCK.

    The stock which may be issued and sold under the Plan will be the Common Stock (par value $.01 per share) of the Company. The total amount of stock for which Options may be granted under the Plan shall not exceed 250,000 Common Stock shares, subject to adjustment as provided in Article VI below. The stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company or its subsidiaries.

IV. ELIGIBILITY.

    Each member of the Board of the Company who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible to receive an Option in accordance with Article V below (provided such Non-Employee Director is not precluded by his or her employer from receiving an option grant). The adoption of this Plan shall be not deemed to give any director any right to be granted an Option, except to the extent and upon such terms and conditions, in accordance with terms of the Plan, as may be determined by the Board.

V.  TERMS AND CONDITIONS OF OPTIONS.

    Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan, and shall comply with the following terms and conditions:

        1. The Option exercise price shall be the fair market value of the Common Stock shares subject to such option on the date the Option is granted, as determined in accordance with Article V9.

        2. Each Non-Employee Director shall receive an Option for 12,000 shares of Common Stock the later of: (a) upon his or her first election of the Board, or (b) the initial public offering of the Company's stock.

        3. Except as provided below, each year, as of the first day of the month following the Annual Meeting of Stockholders of the Company, each Non-Employee Director who has been reelected as a member of the Board as of the adjournment of the Annual Meeting shall receive an Option for 5,000 shares of Common Stock; provided, however, that a Non-Employee Director who has been first elected to the Board within the 60 day period immediately preceding the Annual Meeting and has therefore received an Option under
    Article V2, above, shall not receive an Option for an additional 5,000 shares at such Annual Meeting.

        4. Except as set forth in Article VII, the Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the optionee only by the optionee.

        5.  No Option or any part of an Option shall be exercisable:

           A. After the expiration of ten years from the date the Option was granted;

           B. Unless written notice of the exercise is delivered to the Company specifying the number of shares to be purchased and payment in full is made for the shares of Common Stock being acquired. Payment shall be made in cash (U.S. Dollars); and

           C. Unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Director of the Company or his permitted transferees (pursuant to Article VII), except that if such person shall cease to be such a Director by reason of Retirement or death while holding an Option that has vested under the terms of Article V6 hereof but not expired and has not been fully exercised, such person or his permitted transferees (pursuant to Article VII), or in the case of death, the executors, administrators, legatees, or distributees, as the case may be, may at any time for a period of six months after the date such person ceased to be such a director (but in no event after the Option has expired under the provisions of Article V5A above), exercise the Option with respect to any shares of Common Stock as to which such person has not exercised the Option on the date the person ceased to be such a Director. In the event any Option is exercised by the executors, administrators, legatees or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointment legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

        6. One-quarter (25%) of the total number of shares of Common Stock covered by the Option shall become exercisable beginning with the first anniversary date of the grant of the Option; thereafter an additional one-quarter (25% ) of the total number of shares of Common Stock covered by the Option shall become exercisable on each subsequent anniversary date of the grant of the Option until on the fourth anniversary date of the grant of the option the total number of shares of Common Stock covered by the Option shall become exercisable. In the event the Non-Employee Director ceases to be a Director by reason of Retirement or death, the total number of shares of

    Common Stock covered by the Option shall thereupon become exercisable provided such Option shall have been granted at least 6 months prior to such Retirement or death.

        7. Options granted to a person shall automatically be forfeited by such person if such person shall cease to be a Director for reasons other than Retirement or death.

        8. As used in this Article V, the term "Retirement" means the termination of a Director's service on the Board, including resignation from the Board upon reaching age 70 or otherwise resigning or not standing for reelection with the approval of the Board, but shall not include any termination of service resulting from an act of (I) fraud or intentional misrepresentation or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, by such Non-Employee Director. The determination of whether termination results from any such act shall be made by the Board, whose determination shall be conclusive.

        9. As used herein, fair market value shall be, at the time of the initial public offering of the stock, the initial offering price and thereafter shall be the average of the high and low prices of the Common Stock on the date of determination as reported on the NASDAQ Composite Index or if no sales of such stock were reported on the date of determination, the average of the high and low prices of such stock or the next preceding day on which sales were reported on such Index.

        10. Only non-qualified stock options may be granted under this plan.

VI. ADJUSTMENT IN THE EVENT OF CHANGE IN STOCK.

    1. In the event of any stock dividend, split-up, reclassification or other analogous change in capitalization, the Compensation Committee shall make such adjustments, in the light of the change, as it deems to be equitable, both to the optionees and to the Company, in

        A. The number of shares and prices per share applicable to outstanding stock options.

        B. The aggregate limitation set forth in Article III with respect to the number of shares which may be made subject to options.

    Furthermore, in the event of a distribution to common stockholders other than interim or year-end dividends declared as such by the Board of Directors, the Compensation Committee shall make such adjustments, in the light of the distribution, as it deems to be equitable, both to the optionees and to the Company, in respect of the items described in A above.

    2. Any fractional shares resulting from adjustments made pursuant to this Article shall be eliminated.

VII. MISCELLANEOUS PROVISIONS.

    1. Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

    2. All or a portion of the Option granted to a Non-Employee Director may be on terms that permit transfer without consideration by such Non-Employee Director to:

        (i) the spouse, children or grandchildren of the Non-Employee Director ("Immediate Family Members"),

        (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members (including a custodian under a Uniform Gifts to Minors Act for the benefit of a child or grandchild), or

       (iii) a partnership or other entity in which such Immediate Family Members are the only partners, PROVIDED that (A) the stock option agreement pursuant to which such Options are granted must expressly provide for transferability in a manner consistent with this Section, and (B) subsequent transfers of transferred Options shall be prohibited except by will or the laws of descent and distribution. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of each agreement, the term "Non-Employee Director" shall be deemed to refer to the transferee (however, the events of termination of service as a director of Section V hereof shall continue to be applied with respect to the Non-Employee Director). Except as set forth above, an optionee's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of an optionee's death, by will or by laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

    3. No Common Stock shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal, state and other securities laws and regulations.

    4. It shall be a condition to the obligation of the Company to issue Common Stock shares upon exercise of an Option, that the optionee (or any beneficiary or person entitled to act under Article V5C above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state, local, or foreign income or other taxes. If the amount requested is not paid (which payment may be made in any manner prescribed in Article V5B), the Company may refuse to issue Common Stock shares.

    5.  The expenses of the Plan shall be borne by the Company.

    6. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan, and the issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

    7. By accepting any Option or other benefit under the Plan, each optionee and each person claiming under or through such person shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

VIII.  AMENDMENT OR DISCLOSURE.

    The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without stockholder approval if such stockholder approval is required by law, rule or regulation, and provided further, to the extent required by Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in effect from time to time, Plan provisions relating to the amount, price, and timing of Options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, or the rules thereunder in effect from time to time. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

IX. EFFECTIVE DATE OF PLAN.

    The Plan shall become effective when the Plan is approved and adopted by the Company's stockholders.

X.  TERM.

    The Plan shall continue in effect without limit unless and until the Board otherwise determines.

XI. COMPLIANCE WITH SEC REGULATIONS.

    It is the Company's intent that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, and any related regulations. If any provision of this Plan is later found not to be in compliance with such Rule and regulations, the provision shall be deemed null and void. All grants and exercises of options under this Plan shall be executed in accordance with the requirements of Section 16 of the Exchange Act and regulations promulgated thereunder.

XII. GOVERNING LAW.

    The validity and construction of the Plan and any agreements entered into thereunder shall be governed by the laws of the State of Delaware.

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                            DUPONT PHOTOMASKS, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 26, 1998

PROXY

     The undersigned hereby appoints David S. Gino and John M. Lynn, or any one or more of them, with full power of substitution, the attorneys and proxies for the undersigned to vote the shares of common stock of DuPont Photomasks, Inc., a Delaware corporation (the "Company"), held of record by the undersigned at the close of business on September 8, 1998, at the annual meeting of stockholders of the Company to be held in the San Jacinto East Room of the Four Seasons Hotel, 98 San Jacinto Blvd., Austin, Texas 78701, on Monday, October 26, 1998 at 10:00 a.m. Austin time, and at any adjournment thereof, as follows:
-------------------------------------------------
     COMMENTS/ADDRESS CHANGE: PLEASE MARK
    COMMENT/ADDRESS CHANGE ON REVERSE SIDE.

                   (Continued and to be signed on other side)
-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -



         PLEASE BE ADVISED THAT EFFECTIVE SEPTEMBER 3, 1998, OUR NEW TRANSFER AGENTS IS:

                                     FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                     P.O. BOX 2500
                                     JERSEY CITY, N.J. 07303-2506
                                     1-800-446-2617



-------------------------------------------------------------------------------

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE PERSONS SET FORTH ABOVE AS DIRECTORS AND THE OTHER PROPOSALS.

             FOR all nominees listed to           WITHHOLD VOTE          NOMINEES: J. Michael Hardinger, John L. Doyle,
            the right (except as marked     to vote for all nominees     John W. Himes, John C. Hodgson,
                  to the contrary)             listed to the right       Gary W. Pankonien, John C. Sargent,
                                                                         Marshall C. Turner, and Susan A. Vladuchick
1. Election of          / /                            / /
   Directors

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)

-------------------------------------------------------------------------------
                                                    FOR     AGAINST    ABSTAIN
2. Approval of the adoption of the 1998
   Employee Stock Purchase Plan                     / /       / /        / /

3. Approval of the adoption of the
   Second Amended and Restated Non-                 / /       / /        / /
   Employee Directors Stock Option Plan

4. Ratification of PricewaterhouseCoopers LLP       / /       / /        / /
   as independent accountants

5. As such proxies may in their discretion determine upon such other matters as may properly come before the meeting.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE, ALL OF THE PROPOSALS SET FORTH ABOVE AND SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.


        -----------------------------------------------------------

        -----------------------------------------------------------
                   SIGNATURE(S)                         DATE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -


                                 PLEASE NOTE

     THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF J. MICHAEL HARDINGER, JOHN L. DOYLE, JOHN W. HIMES, JOHN C. HODGSON, GARY W. PANKONIEN, JOHN C. SARGENT, MARSHALL C. TURNER, AND SUSAN A. VLADUCHICK, AS DIRECTORS AND FOR THE OTHER PROPOSALS.

     You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

     When signing this proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                            PLEASE SEND IN YOUR PROXY
                            In order that there may be proper representation at the Annual Meeting, each stockholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.

-------------------------------------------------------------------------------